Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Gary Schaefer, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: gschaefer@nanometrics.com

Nanometrics Reports First Quarter 2008 Financial Results

Revenues Grow by 5%, Cash Increases 25%

MILPITAS, Calif., April 29, 2008 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology equipment to the semiconductor industry, today announced financial results for its first quarter ended March 29, 2008.

Revenues for the first quarter were $34.7 million, representing a 5% increase from fourth quarter 2007 revenues of $33.2 million and a 6% decrease from first quarter 2007 revenues of $37.1 million. Net loss for the first quarter was $0.7 million, or $0.04 per share, inclusive of a restructuring charge of $0.9 million related to the workforce reduction announced in January 2008. This compares to a net loss of $1.3 million, or $0.07 per share, for the fourth quarter of 2007 and a net loss of $4.6 million, or $0.26 per share, for the first quarter of 2007.

The first quarter 2008 operating loss of $0.9 million includes non-cash charges of $1.3 million for amortization of acquired intangible assets, $0.9 million for stock-based compensation expenses and $1.0 million for depreciation.

“I am pleased to announce a solid quarter for Nanometrics,” commented Tim Stultz, president and chief executive officer. “In spite of a challenging market environment, we grew revenues, continued to improve our service business and added nearly $4 million to our cash balance. We now have a complete team that is executing on our strategy, objectives and business model and, while we have more work to do, I am confident we are on the right track.”

Conference Call Details

A conference call to discuss the first quarter 2008 results will be held later today at 5:00 p.m. Eastern Daylight Time (2:00 p.m. PDT). To participate in the conference call, the dial-in numbers are 800-901-5226 for domestic callers and 617-786-4513 for international callers. The passcode is 58115473. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended March 29, 2008. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Nanometrics’ actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and actual events or results may differ materially. Nanometrics cannot provide any assurance that its future results will meet expectations. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K, as amended, for the year ended December 29, 2007 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands except share amounts)

(Unaudited)

	March 29, 2008	December 29, 2007
ASSETS
Current assets:
Cash and cash equivalents	$18,723	$14,919
Accounts receivable, net of allowances of $340 and $323	29,854	34,855
Inventories	31,658	33,343
Inventories—delivered systems	236	785
Prepaid expenses and other	3,336	2,598

Total current assets	83,807	86,500
Property, plant and equipment, net	44,140	44,419
Goodwill and indefinite lived intangible assets	52,132	52,532
Intangible assets, net	20,935	21,820
Other assets	1,670	1,805

Total assets	$202,684	$207,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Accounts payable	9,173	13,931
Accrued payroll and related expenses	4,687	4,514
Deferred revenue	1,384	2,501
Other current liabilities	7,775	7,243
Income taxes payable	1,228	1,101
Current portion of debt obligations	150	148

Total current liabilities	24,397	29,438

Deferred income taxes	382	382

Debt obligations and other long term liabilities	1,251	1,412

Total liabilities	26,030	31,232

Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares
authorized; 18,577,546 and 18,620,682, respectively, outstanding	19	19
Additional paid-in capital	187,856	187,180
Accumulated deficit	(14,641)	(13,917)
Accumulated other comprehensive income	3,420	2,562

Total stockholders’ equity	176,654	175,844

Total liabilities and stockholders' equity	$202,684	$207,076

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 29, 2008	March 31, 2007
Net revenues:
Products	$27,929	$32,526
Service	6,799	4,589

Total net revenues	34,728	37,115

Costs of net revenues:
Cost of products	13,662	17,483
Cost of service	5,238	5,829

Total costs of net revenues	18,900	23,312

Gross profit	15,828	13,803
Operating expenses:
Research and development	4,255	4,586
Selling	4,839	5,365
General and administrative	5,524	6,993
Amortization of intangible assets	1,285	1,549
Restructuring charge	870	—

Total operating expenses	16,773	18,493

Loss from operations	(945)	(4,690)

Other income (expense):
Interest income	98	23
Interest expense	(77)	(39)
Other, net	454	119

Total other income (expense), net	475	103

Loss before income tax expense	(470)	(4,587)

Income tax expense	254	24

Net loss	$(724)	$(4,611)

Net loss per share:
Basic	$(0.04)	$(0.26)

Diluted	$(0.04)	$(0.26)

Shares used in per share computation:
Basic	18,590	17,658

Diluted	18,590	17,658

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